KPMG Peat Marwick LLP
                                   Suite 2000
                          1211 South West Fifth Avenue
                               Portland, OR 97204



                         Consent of Independent Auditors





The Board of Directors
Willamette Industries, Inc.:


We consent to incorporation by reference in the Registration Statement No. 33-59517 on Form S-8 of Willamette Industries, Inc. of our report dated April 15, 1997 relating to the statements of net assets available for benefits of Willamette Industries Stock Purchase Plan as of December 30, 1996 and 1995, and the related statements of changes in net assets available for benefits and supplemental schedules referred to in our report, which report appears in the December 30, 1996 annual report on Form 11-K of Willamette Industries Stock Purchase Plan.


                                           /s/ KPMG Peat Marwick LLP


June 26, 1997